UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(AMENDMENT NO. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 8, 2011

CHINA EXECUTIVE EDUCATION CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-153574	75-3268300
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Hangzhou MYL Business Administration Consulting Co. Ltd.
Room 307, Hualong Business Building,
110 Moganshan Road, Hangzhou, P.R.China
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

310005
(Zip Code)

(86) 0571-8880-8109
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On March 31, 2011, China Executive Education Corp. (the “Company”) filed a Current Report on Form 8-K (the “Original Filing”) announcing that the financial statements of Surmounting Limit Marketing Adviser Limited for the fiscal year ended December 31, 2009 should no longer be relied upon . On March 31, 2011, the Company received a comment letter from the staff of the Securities and Exchange Commission (the “SEC”) on the Original Filing.  This Amendment reflects changes made in response to comments we received from the staff in its comment letter.

Unless indicated otherwise, the disclosures in this Amendment continue to describe conditions as of the date of the Original Filing, and the disclosures contained herein have not been updated to reflect events, results or developments that have occurred after the Original Filing, or to modify or update those disclosures affected by subsequent events. Among other things, forward-looking statements made in the Original Filing have not been revised to reflect events, results or developments that have occurred or facts that have become known to us after the date of the Original Filing, and such forward-looking statements should be read in their historical context. This Amendment should be read in conjunction with the Company’s filings made with the SEC subsequent to the Original Filing, including any amendments to those filings.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 25, 2011, China Executive Education Corp. (the “Company”) and the Audit Committee of the Board of Directors concluded that the financial statements of Surmounting Limit Marketing Adviser Limited for the fiscal year ended December 31, 2009, as presented in our Current Report on Form 8-K  filed with the U.S. Securities and Exchange Commission on February 12, 2010, (the “2009 Financial Statements”), should no longer be relied upon due to the accounting issues described below.

On February 12, 2010, we consummated a reverse merger with Surmounting Limit Marketing Adviser Limited, a Hong Kong corporation (“SLM”) and as a result of the reverse merger, persons affiliated with SLM became the owners of approximately 98% of our equity. The 2009 Financial Statements were audited by another auditor Stan J.H. Lee, CPA, SLM’s auditor before the reverse merger and contained the following misstatements:

During our year-end audits, our current auditors discovered that:

(A)	For the fiscal year ended December 31, 2009:

(1)	Our net revenues for the year ended December 31, 2009 were overstated as a result of under accruing certain sales taxes.
(2)	Our costs of revenue were overstated due to improper classification of certain selling, general and administrative expenses in the costs of revenues.
(3)
In addition, the Company did not record certain legal fees, consulting fees, and employee annual bonuses incurred before the year-end in the correct period. As a result, its general and administrative expenses were understated for the fiscal year ended December 31, 2009.

(4)	Certain accounts were improperly classified.

    The net effect of net income attributable to the Company for the year ended December 31, 2009 was a decrease of approximately $989,900.

    The Company has engaged our current auditor, Friedman LLP, to re-audit our financial statements for the fiscal year ended December 31, 2009. We will no longer rely on the predecessor auditor’s report dated January 29, 2010, which was included in our Form 8-K filed on February 12, 2010. The restated 2009 financial statements will be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010

(B)	For the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010:

    Our financial statements for the three months ended March 31, 2010 and the three and six months ended June 30 and the three and nine months ended September 30, 2010 were also affected and can not be relied upon for the following reasons:

(1)	Our net revenues for all three quarters were recorded incorrectly due to improper cutoff of the revenues at each quarter end;
(2)	Certain balance sheet accounts were improperly classified or affected due to the incorrect beginning balances
(3)
For the three and nine months ended September 30, 2010, the Company incorrectly recorded approximately $1.8 million bonus paid to one of its key management member as dividend. Instead, it should be treated as compensation and recorded as a part of cost of revenue.

    The net effect of net income attributable to the Company was an increase of approximately  $157,000 for the three months ended March 31, 2010; a decrease of approximately $346,000 for the six months ended June 30, 2010 and a decrease of approximately $2,569,000 for the nine month ended September 30, 2010.

    The Company will restate its quarterly financial information for the first three quarters of 2010 in the upcoming Annual Report Form 10-K filing by disclosing the effects of the restatement in the notes to the annual consolidated financial statements.

    Our Board of Directors and executive officers have discussed the above matters with Friedman LLP, our current auditors, and Stan J. H. Lee, our predecessor auditor.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 8, 2011

CHINA EXECUTIVE EDUCATION CORP.

By	/s/ Kaien Liang
Name: Kaien Liang Title: Chairman and Chief Executive Officer